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                                                                    Exhibit 99.4


                               Netivation, Inc.
                  1999 Employee Stock Purchase Plan ("ESPP")
                            Enrollment/Change Form



             Action                                   Complete Sections:
             ------                                   ------------------
SECTION 1:  [_]  New Enrollment                       2, 3, 6, 7
ACTIONS     [_]  Payroll Deduction Change             2, 4, 7
            [_]  Withdrawal                           2, 5, 7
            [_]  Beneficiary Change (optional)        2, 6, 7


SECTION 2:
EMPLOYEE    Name________________________________________________________________
DATA                  Last                   First                     MI

            Home Address________________________________________________________
                                             Street
            ____________________________________________________________________
            City                             State                   Zip Code

            Social Security #: ____________ -- ____________ -- ____________


SECTION 3:
NEW         Effective:             Payroll Deduction Amount:  _____% of Earnings
ENROLLMENT  [_]  ______________    (whole percentage, maximum 15%)

            [_]  Initial Offering

SECTION 4:
PAYROLL     Effective ________________________, I authorize the following new
DEDUCTION   level of payroll deduction:  _____% of Earnings (whole percentage,
CHANGE      maximum 15%).

            NOTE: You may decrease (but not increase) your rate of payroll deductions, including to zero, once (and only once) during a Purchase Period. However, you may change your rate of payroll deductions (either an increase or a decrease) effective either as of the first day of the next Purchase Period of the ongoing Offering or the first day of the next Offering. To withdraw entirely from the ongoing Offering and receive a refund of your payroll deductions, complete Section 5.

SECTION 5:
WITHDRAWAL  Effective with the pay period beginning _____________________, I withdraw from the ESPP.

            NOTE: Your election to withdraw from the ongoing Offering cannot be changed, and you may not resume participation in the ESPP prior to the commencement of the next Offering. In connection with your withdrawal, your payroll deductions will be refunded to you as soon as practicable, without interest.

            NOTE: If your employment terminates for any reason, you will automatically be withdrawn from the ESPP, and any payroll deductions collected and not previously used to purchase stock will automatically be refunded to you as soon as practicable.

SECTION 6:  Beneficiary                         Relationship of Beneficiary

BENEFICIARY
DESIGNATION _______________________________     ________________________________
(Optional)

SECTION 7:
AUTHORIZATION

I hereby authorize Netivation, Inc. to enroll me in the ESPP, to make regular deductions in the amount indicated above, and to purchase shares for me. If I have elected to withdraw from the ESPP, I authorize Netivation, Inc. to distribute my accumulated deductions to me. Any authorization for payroll deductions will continue until canceled or changed by me in accordance with the terms of the ESPP. Deductions will cease upon the termination of my status as an Eligible Employee, termination of the ESPP or upon my election to withdraw from the ESPP. I agree to be bound by the terms and provisions of the ESPP, as described in the official text of the ESPP, and any applicable offering document.


Date:____________________    Signature:_________________________________________